EXHIBIT 107.1

CALCULATION OF FILING FEES TABLE

Form S-8

(Form Type)

KLA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TABLE 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share ($)	Proposed Maximum Aggregate Offering Price ($)	Fee Rate	Amount of Registration Fee ($)

Equity	Amended and Restated 1997 Employee Stock Purchase Plan (Common Stock, $0.001 par value per share)	457(c) and (h)	430,520(2)	308.07(3)	132,630,296.40(3)	.0000927	12,294.83(3)

Total Offering Amounts					132,630,296.40		12,294.83

Total Fee Offsets							N/A

Net Fee Due							12,294.83

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s Amended and Restated 1997 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Reflects an automatic increase to the number of shares of Registrant’s common stock reserved for issuance under the ESPP, which increase is provided for in the ESPP.
(3)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $362.44, which represents the average of the high and low price per share of the Registrant’s common stock on June 3, 2022, as reported on the Nasdaq Global Select Market. Pursuant to the ESPP, the purchase price of the shares of the Registrant’s common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value on (i) the first trading day of the offering period or (ii) the purchase date.